EXHIBIT 10.48

INVESTOR RIGHTS AGREEMENT

     This Investor Rights Agreement (this “Agreement”) is made as of February 13, 2004 between StarTek, Inc. (the “Company”), A. Emmet Stephenson, Jr. (“AES”), and Toni E. Stephenson (“TES”). This Agreement is effective only upon the occurrence of the closing of the offering of Common Stock of the Company that is being conducted for the sale of Common Stock by AES, TES, the FASSET Trust, and the MASSET Trust pursuant to a registration statement filed with the Commission on or about the date of this Agreement, and only if such date occurs not later than September 30, 2004. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     Section 1. Nomination of Directors.

     (a) Following the Company’s 2004 annual meeting of the stockholders and until the Termination Date (as defined below), the Company will cause its Board of Directors (the “Board”) or a committee of the Board to nominate all of the AES Nominees (as defined below) for membership on the Board at each annual meeting of the stockholders of the Company, or at any other meeting of the stockholders at which members of the Board are to be elected, and at every adjournment or postponement of any such meeting, but, if at any such meeting there is already a full slate of AES Nominees on the Board whose terms do not expire at such meeting, the Company will have no obligation to nominate any AES Nominees under this Agreement at such meeting. To the extent permitted by law and the Company’s bylaws, the Company will cause all proxies received by the Company that (i) are marked “FOR” the election of any AES Nominee or (ii) grant voting discretion to management to be voted “FOR” the election of any AES Nominee eligible for election at such meeting.

     (b) Following the Company’s 2004 annual meeting of the stockholders and until the Termination Date, AES will have the right to nominate: (i) the number of members of the Board equal to one fewer than a majority of the then current number of members of the Board if there is an odd number of members of the Board or two fewer than a majority of the then current members of the Board if there is an even number of members of the Board, in either case if AES, AES’s Family Members (as defined below) and AES’s Affiliates (as defined below) hold, in the aggregate, 30 percent or more of the outstanding common stock of the Company; or (ii) one member of the Board if AES, AES’s Family Members and AES’s Affiliates hold, in the aggregate, 10 percent or more but less than 30 percent of the outstanding common stock of the Company (the “AES Nominees”). For purposes of determining the number of AES Nominees, the stock ownership of AES, AES’s Family Members and AES’s Affiliates will be measured on the record date for the relevant meeting of the stockholders or a vacancy on the Board exists, as applicable. This Agreement will be interpreted in such a manner that AES or the Company, as the case may be, will have the right to nominate a director to fill any vacancy on the Board whether created by the resignation, death, disability, or removal of any director, or by the increase or decrease in the number of directors on the Board so as to meet the numerical requirements of clauses (i) and (ii) above.

          As used in this Agreement, (x) the term “Family Member” means any spouse, ancestor, descendant (whether by blood or by adoption), any spouse of such descendant, or any trust for the primary benefit of any one or more of such individuals (as long as such trust is described in Section 1361(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or is treated as described in that section by reason of Section 1362(d) of the Code); and (y) the term “Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person, and “control” means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a person or the possession, by contract or otherwise, of the authority to direct the management and policies of a person.

     (c) The Company will include in its proxy materials for each annual meeting or special meeting of the stockholders at which members of the Board are to be elected (“Proxy Materials”) the Board’s unanimous recommendation in favor of, and will not take any action to prevent, subject to the Board’s fiduciary duties under applicable law, the election of any AES Nominees eligible for election or re-election at such meeting. AES will provide information about the AES Nominees reasonably requested by the Company for use in the Proxy Materials.

     (d) Until the Termination Date, if any AES Nominee (or any replacement of an AES Nominee) ceases to serve as a member of the Board for any reason, the Company will promptly take such actions as are necessary or desirable to appoint or elect as a member of the Board a replacement AES Nominee. The Board will either appoint or cause to be elected each replacement AES Nominee within one week of receiving AES’s replacement nomination. The foregoing notwithstanding, if the appointment or election of a replacement AES Nominee would result in AES Nominees comprising more than the number of AES Nominee members of the Board contemplated by Section 1(b) above, the Company will have no obligation to cause the election or appointment of such AES Nominee under this Section 1(d).

     (e) Once appointed or elected to the Board, each AES Nominee may be removed only in accordance with the Company’s currently existing bylaws and applicable Delaware law and will be entitled to all the rights, privileges and protections available to any member of the Board.

     (f) The Company will provide AES and his counsel reasonable opportunity to review the Proxy Materials for any stockholders’ meeting, and will not file such Proxy Materials with the U.S. Securities and Exchange Commission if AES has reasonable objections to the information included in such Proxy Materials relating to the AES Nominees, this Agreement or the subject matter of this Agreement.

     Section 2. Amendments to the Company’s Bylaws. Following the effective date of this Agreement and until the Termination Date, the Board may not take any action to amend or cause to be amended Article II, Section 6 (concerning the rights of the stockholders of the Company to cause the Company to call special meetings of the stockholders) of the Company’s bylaws in effect on the date of this Agreement (as amended on such date) without AES’s prior written consent.

     Section 3. Representations.

     (a) The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) The Company represents and warrants that the Board, by resolutions previously adopted, has taken all action of the Board necessary to authorize this Agreement.

     Section 4. Termination. The Company’s obligations under this Agreement will terminate immediately and permanently if AES ceases to beneficially own (as determined under Rule 13-d promulgated under the Securities Exchange Act of 1934, as amended) at least ten percent of the outstanding common stock of the Company (the “Termination Date”). If AES dies or is declared legally incompetent, TES will succeed to and have the power to exercise all of AES’s rights under this Agreement. If TES dies or is declared legally incompetent (following the death or declaration of legal incompetence of AES), then the estate of TES will succeed to and have the power to exercise all of AES’s rights under this Agreement until its termination.

     Section 5. Miscellaneous.

     (a) Specific Performance. The parties acknowledge that the unique nature of this Agreement renders money damages an inadequate remedy for the breach by either party of its obligations under this Agreement, and the parties agree that in the event of such a breach, the other party will, upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement or other equitable relief.

     (b) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required by such rules).

     (c) Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior oral or written agreements and understandings with respect to such subject matter. This Agreement may not be amended or modified, except by a writing signed by each of the parties.

     (d) Severability. Any term or provision of this Agreement that is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the party intended to benefit from such provision or any other provisions of this Agreement.

     (e) Waiver. Neither this Agreement nor any of its provisions may be waived except in writing. The failure of either party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

     (f) Attorneys’ Fees. If either party brings an action at law or equity to enforce this Agreement and prevails, such party will be entitled to recover from the other party all reasonable attorneys’ fees and costs as established by the court.

     (g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

     (h) Construction. This Agreement has been negotiated by the parties and their respective legal counsel, and legal or other equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     (i) Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement to any party will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or delivered by courier or, if receipt is confirmed, delivery by telecopier:

To the Company:	StarTek, Inc.
100 Garfield Street
Denver, Colorado 80206
Attention: President
Telecopy: (303) 388-9970

With a copy (which will not constitute notice) to:

Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
Attention: Blair L. Lockwood
Telecopy: (303) 607-3600

To AES or TES:	A. Emmet Stephenson, Jr.
100 Garfield Street
Denver, Colorado 80206
Telecopy: (303) 568-7873

With a copy (which will not constitute notice) to:

Sherman & Howard L.L.C.
633 Seventeenth Street, Suite 3000
Denver, Colorado 80202
Attention: James F. Wood
Telecopy: (303) 298-0940

          Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices will be deemed to have been given on the date of delivery which in the case of deliveries by telecopier will be the date of the sender’s confirmation (or, if delivered after business hours, on the next business day in Denver, Colorado).

     The parties have executed this Agreement as of the date first above written.

STARTEK, INC.
By:

Name: William E. Meade, Jr.
Title: President and Chief Executive Officer

By:

Name: A. Emmet Stephenson, Jr.

By:

Name: Toni E. Stephenson

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